                                                                    Exhibit 12.1

                        ASPEN INSURANCE HOLDINGS LIMITED

                Computation of Ratio of Earnings to Fixed Charges

                                                      AS AT SEPTEMBER 30,            AS AT DECEMBER 31,
                                                      -------------------     -------------------------------
                                                              2004                 2003             2002
                                                      -------------------     --------------   --------------
                                                                    ($ IN MILLIONS, EXCEPT RATIOS)

Net operating income before tax.....................    $   163.9               $   206.6        $    35.1
Interest expense....................................          3.2                     0.4              0.0
Net realized investment losses......................          2.4                     2.4              0.1
Net foreign exchange gains..........................         (0.7)                   (1.5)           (12.7)
Pretax operating income before interest expenses....        168.8                   207.9             22.5

Fixed charges.......................................          3.2                     0.4              0.0

Ratio of earnings to fixed charges.................         52.75x                 519.75x              --(1)

----------------
(1) Not meaningful because Aspen Insurance Holdings Limited had no debt financings outstanding as of such date.